Docusign Envelope ID: 75A9C78F-7918-41F6-92D4-EBA398CFEDBA
Exhibit 10.63

Warner Music International Services Limited
Cannon Place
78 Cannon Street
London, England, EC4N 6AF

Max Lousada
86 Aberdeen Park London
N5 2BE

23 August 2024

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

Dear Max

This Agreement sets out the terms that have recently been discussed in relation to the termination of your employment with Warner Music International Services Limited ("the Company").

You have or may have potential claims arising from your employment and its termination, which include unfair dismissal and breach of contract ("the Employment Claims").

This Agreement settles the Employment Claims. In addition, it reflects the intention of both you and the Company and all Group Companies that this Agreement should also settle any other claim(s) that you may have against the Company or any Group Company arising from the termination of your employment, subject to and in accordance with the terms set out in this Agreement (including the provisions of clause 6.3 below regarding those claims which are excluded from the settlement herein).

The terms of your employment are set out in the service agreement between you and the Company dated 12 January 2023 ("the Service Agreement").
1.Termination

1.1Your employment with the Company will terminate on 31 January 2025 ("the Termination Date"). Your P45 will be issued shortly after the Termination Date.

1.2From 1 October 2024 until the Termination Date you should remain out of the office on garden leave pursuant to clause 2.2 of the Service Agreement, but you will assist with the handover of your duties, as reasonably requested by the Company. It is agreed that you shall not devote to your duties hereunder more than twenty per cent (20%) of your average working time during such period. You will take any accrued but untaken holiday during your garden leave. It is agreed that you will not relocate to New York or Los Angeles and clause 5.6 of the Service Agreement will cease to apply.

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1.3You will resign as an officer of all Group Companies in which you hold an officership or directorship with effect from 1 October 2024 by signing prior to 1 October 2024 a resignation letter in the form set out in Schedule 2. Further, you agree that you will sign whatever additional documentation may be reasonably required to effect your resignation from all of the Group Companies.

2.Payments

2.1You will receive your salary and contractual benefits under the Service Agreement up to and inc Date (less applicable tax and employee's National Insurance contributions).

2.2For the avoidance of doubt, save as provided for in this Agreement (including the provisions of clauses 2.3.1, 2.3.2 and 2.5 below), your entitlement to all salary and contractual benefits under the Service Agreement or otherwise will end on the Termination Date.

2.3Subject to the Company receiving this Agreement signed by all the parties and the Adviser on or immediately after the date on which the parties reach settlement on the terms of this Agreement (the "First Signing Date") and on or within fourteen days of the Termination Date (the "Second Signing Date") and conditional upon your compliance with the material terms of this Agreement, the Company will pay, without admission of liability:

2.3.1in the next practicable payroll after the Termination Date, a payment of £6,163,500 less statutory deductions, which the parties acknowledge is 18 months base salary (if this Agreement is signed by 10 February 2025 for the purposes of the Second Signing Date, such payment will be made in the February 2025 payroll);

2.3.2a bonus for the Company's 2023/2024 financial year ending on 30th September 2024, which will be calculated in accordance with the provisions of clause 4.2 of the Service Agreement and based on Recorded Music performance measures for such financial year as established and determined by Warner Music Group Corp's
Compensation Committee. Any bonus paid will be less statutory deductions and will be paid at the same time as bonuses are paid to other executives for the Company's 2023/2024 financial year. For the avoidance of doubt such bonus shall be based on a full year's service and the termination of your employment will be disregarded for the purposes of the assessment and payment of your bonus; and

2.3.3a pro-rata bonus for the Company's 2024/2025 financial year (reflecting your employment from 1 October 2024 to 31 January 2025), which will be calculated in accordance with the provisions of clause 4.2 of the Service Agreement and based on Recorded Music performance measures for such financial year as established and determined by Warner Music Group Corp.'s Compensation Committee. Any bonus paid will be less statutory deductions and will be paid at the same time as bonuses are paid to other executives for the Company's 2024/2025 financial year. For the avoidance of doubt the termination of your employment will be disregarded for the purposes of the assessment and payment of your bonus.

2.4Company in respect of the payments set out in this Agreement, you are, and undertake to be, responsible for any income    or

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other tax, employees National Insurance contributions or other tax, fines, interest, costs and/or penalties arising globally in respect of all and any of the payments made and benefits provided under this Agreement and/or any other payment made or benefit received pursuant to or as a result of your employment and its termination ("Tax Liability") and you indemnify and will keep indemnified the Company and each Group Company against any claim or demand which is made against the Company or any Group Company in respect of any such Tax Liability excluding any interests, costs or penalties imposed in respect of the Tax Liability arising from the Company's or any Group Company's failure to

(a) make payment of any such sums deducted by the Company or any Group Company and/or (b) inform you within a reasonable period of any demand received in respect of any Tax Liability.

2.5For the avoidance of doubt and notwithstanding anything to the contrary herein, your rights under the Warner Music Group Corp. 2020 Omnibus Incentive Plan (as may be amended from time to time, "the Plan"), the Warner Music Group Corp. Senior Management Free Cash Flow Plan ("the FCF Plan"), your Participation Election under the FCF Plan, the LLC Agreement and the Award Agreements and in respect of any share option or long term incentive scheme of the Company or any Group Company in which you may participate or have received grants or allocations as of the date hereof including grants or allocations of Restricted Stock Units, Deferred Equity Units and Matching Equity Units, will be exclusively governed by the terms of the relevant documents and the rules of such schemes as in force from time to time, and by any other agreements entered into between you and Warner Music Group Corp. and WMG Management Holdings LLC in relation to the foregoing, and this Agreement in no way modifies or amends such rights. Capitalised terms used but not defined in this clause will have the meanings assigned to them in the Plan, the FCF Plan, the LLC Agreement and the Award Agreements, as applicable.

2.6The Company confirms that it will pay your reasonable accountancy costs to the extent envisaged by clause 5.5 of the Service Agreement for the period up to and including 31 January 2026.

2.7The Company agrees and confirms that (a) you have a right to indemnification as a director of the Company under the Certificate of Incorporation of Warner Music Group Corp., subject to the terms of the Certificate of Incorporation of Warner Music Group Corp. as amended from time to time and pursuant to Section 9.4 of the LLC Agreement; and (b) it has directors' and officers' insurance in place which covers you in respect of any claims arising out of your officerships or directorships in Group Companies during the term of your officerships or directorships and for a period of six years after its termination, subject always to the terms of the policy in place from time to time.

2.8You will submit your expenses claim on or before the Termination Date and the Company will reimburse you for any expenses properly incurred prior to that date in the usual way, subject to compliance with the requirements of the Company's expense policy.

3.Company property

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3.1You warrant and confirm that you have returned to the Company (or will do so on or before the Termination Date or promptly upon request at any time prior to the Termination Date) without modification all property belonging to the Company or any Group Company or any of its or their clients or artists which was in your possession, custody or control including but not limited to mobile telephone (save that you shall be entitled to retain your current mobile phone telephone number subject to the mobile phone provider's consent and provision of the required PAC code. For the avoidance of doubt, you will be responsible for all charges relating to such mobile phone number following the Termination Date), computer disks, computer and other electronic equipment, correspondence, credit or charge cards, documents, files, keys, laptop computers, records, security passes and other information (whether originals, copies or extracts) and that you will not retain any copies or extracts of any documents or other property belonging to the Company or any Group Company or any of its or their customers or clients (whether in physical or electronic form). You undertake to return immediately to the Company any such property that may come into your possession, custody or control after the Termination Date (or after you have complied with this clause, if earlier).

3.2You confirm that any information which belongs or may belong to the Company or any Group Company or any of its or their customers or clients which is stored on any personal computer or other electronic equipment belonging to you or to which you have access (other than that which is stored on any Company personal computer or other Company electronic equipment) will be permanently deleted on or before the Termination Date.

3.3If so requested by the Company, you will promptly confirm in writing that you have complied with clauses 3.1 and 3.2 above.

4.Confidentiality and continuing assistance

4.1Subject to clause 4.3 below, you agree to keep the existence, negotiation and terms of this Agreement confidential and you warrant that you have not before the date of this Agreement made or authorised and will not, on or after the date of this Agreement, make or authorise, without the Company's prior written consent, any statement or comments concerning the terms of this Agreement, except to your professional advisers or spouse. You undertake to procure that your professional advisers and spouse comply with the terms of this clause 4.1, as if they were a party to this Agreement. The restrictions in this agreement shall not apply to information which you disclose pursuant to a court order, in accordance with the Public Interest Disclosure Act 1998, in circumstances where you are required by law to do so, where you are disclosing to a law enforcement agency or to the extent necessary in connection with a criminal investigation or prosecution, in order to report misconduct or a serious breach of regulatory requirements to an appropriate regulator, to a qualified medical professional who is bound by duties or confidentiality and, in respect of whom, no waiver of that obligation of confidentiality will be given, or to HMRC.

4.2Subject to clause 4.3 below, the Company confirms that it will use its reasonable endeavours to seek to ensure that those officers and senior employees of the Company or any Group Company who are aware of the terms of this Agreement will not make or authorise, without your prior written consent, any statement or comment concerning the terms of this Agreement, save where disclosure is necessary to HMRC or is required by law or regulatory obligation or where such disclosure is considered necessary for internal reporting purposes or to the Company's professional advisers or to implement and enforce the terms of this Agreement.

4.3After the Termination Date, you agree to provide all reasonable co-operation requested by the Company in relation to any arbitration or litigation in respect of which your input is reasonably required subject to your prior

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commitments (with you acting in good faith). The Company will give you as much notice of the co-operation required as it is able to do and will meet all expenses reasonably incurred by you in providing such co-operation.

4.4The Company will consult with you in (in good faith) relation to any internal and external announcements and/or statements that are made in respect of your departure and obtain your approval in respect thereof, save that no approval is required by the Company if such announcement is made pursuant to a legal or regulatory obligation.

5.Restrictions

5.1You agree that you will comply with your ongoing duties and obligations in relation to confidential information and intellectual property as set out in clauses 10 and 12 of the Service Agreement.

5.2You undertake, affirm and agree that the restrictive covenants set out in clause 9 of the Service Agreement will continue to apply and be binding on you and for the avoidance of doubt the non- compete restriction contained at clause 9.1 of the Service Agreement shall expire on 31 March 2025.

5.3You undertake, affirm and agree that:

5.3.1save as required by law, you will not directly or indirectly make, publish or otherwise communicate any derogatory or defamatory statements whether in writing or otherwise concerning the Company or any Group Company or any of its or their directors, officers or employees; and

5.3.2after the Termination Date, you will not represent yourself or allow yourself to be held out or represented as being in any way connected with or interested in the business of the Company any Group Company save as a shareholder and/or former employee or as otherwise expressly authorised by the Company.

5.4You confirm that you have not made any Data Subject Request relating to your employment with the Company under the Data Protection Act 2018, the General Data Protection Regulation or otherwise and, as far as you are aware, the Company has complied with its data protection obligations.

5.5The Company agrees and confirms that it will instruct relevant senior individuals in writing not to directly or indirectly make, publish or otherwise communicate any derogatory or defamatory statements whether in writing or otherwise concerning you and the Company agrees to comply with the provisions of clause 10.3 of the Service Agreement.

6.Claims against the Company and warranties

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6.1Subject to clause 6.3 below, you accept the terms of this Agreement in full and final settlement of all and any claims, costs, expenses or rights of action of any kind, whether contractual, statutory or otherwise, whether or not they are or could be in the contemplation of the parties at the date of this Agreement, and whether having already occurred or arising in the future in the United Kingdom, in the United States of America or in any other country in the world, which you have or may have against the Company or any Group Company (or its or their shareholders, directors, officers, consultants, workers or employees) from time to time, which arise out of or in connection with your employment by the Company or any Group Company or its termination including (but not limited to) any claim:

6.1.1which is an Employment Claim;

6.1.2in relation to notice or pay in lieu of notice;

6.1.3for employment particulars and itemised pay statements, unauthorised deductions from wages, for detriment in employment (on any ground), for detriment or dismissal or selection for redundancy on grounds related to having made a protected disclosure, for paid time off for ante-natal care, for the right to time off for dependants, for the right to request time off for study or training, for the right to a written statement of reasons for dismissal, for unfair dismissal, for automatically unfair dismissal (on any ground), for a redundancy payment, for automatically unfair selection for redundancy on any ground and any other claim under the Employment Rights Act 1996;

6.1.4under the Employment Act 2002;

6.1.5for equal treatment or equality of terms under the Equal Pay Act 1970 or the Equality Act 2010;

6.1.6for direct or indirect discrimination on the grounds of sex, pregnancy or maternity, gender re-assignment, marital or civil partnership status, discrimination by way of victimisation, harassment and any other claim under the Sex Discrimination Act 1975 or the Equality Act 2010;

6.1.7for direct or indirect discrimination, discrimination by way of victimisation, harassment on grounds of colour, race, nationality or ethnic or national origin and any other claim under the Race Relations Act 1976 or the Equality Act 2010;

6.1.8for discrimination, harassment or victimisation related to disability, failure to make adjustments and any other claim under the Disability Discrimination Act 1995 or the Equality Act 2010;

6.1.9under the Protection from Harassment Act 1997;

6.1.10for the right to be accompanied and for detriment or dismissal on the grounds relating to the right to be accompanied under the Employment Relations Act 1999;

6.1.11for compensation for entitlement to annual leave, payment in respect of annual leave, refusal to give paid annual leave, daily and/or weekly and/or compensatory rest and/or rest breaks and any other claim under the Working Time Regulations 1998;

6.1.12relating to any rights to or during any period of maternity leave, relating to the right to return after maternity leave, detriment relating to maternity rights, automatic unfair dismissal on maternity

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grounds, contractual rights to or during maternity under the Maternity and Parental Leave, etc Regulations 1999;

6.1.13relating to any rights to or during any period of parental leave, relating to the right to return after parental leave, detriment relating to parental rights, automatic unfair dismissal on grounds of parental leave, contractual rights to or during parental leave under the Maternity and Parental Leave, etc Regulations 1999;

6.1.14for any rights to or during paternity or adoption leave, the right to return after paternity or adoption leave, for detriment relating to paternity or adoption leave, automatic unfair dismissal or contractual rights to or during paternity or adoption leave under the Paternity and Adoption Leave Regulations 2002, the Statutory Paternity Pay and Adoption Pay (General) Regulations 2002, the Additional Paternity Leave Regulations 2010 or the Additional Statutory Paternity Pay (General) Regulations 2010;

6.1.15for direct or indirect discrimination, victimisation or harassment on grounds of religion or belief under the Employment Equality (Religion or Belief) Regulations 2003 or the Equality Act 2010;

6.1.16for direct or indirect discrimination, victimisation or harassment on grounds of sexual orientation under the Employment Equality (Sexual Orientation) Regulations 2003 or the Equality Act 2010;

6.1.17for direct or indirect discrimination, victimisation or harassment on grounds of age under the Employment Equality (Age) Regulations 2006 or the Equality Act 2010;

6.1.18in relation to any breach of your contract of employment including (but not limited to) unpaid wages, unpaid holiday pay and/or unpaid sick pay, permanent health insurance, private medical insurance, life insurance, bonus or commission or any other contractual or discretionary benefit and any other contractual and/or tortuous claim;

6.1.19in relation to any office or directorship(s) of the Company or any Group Company you may hold;

6.1.20for personal injury and/or negligence;

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6.1.21in relation to any share option scheme, restricted stock plan, bonus or royalty scheme or other profit-sharing scheme or arrangement between you and the Company or any Group Company;

6.1.22in relation to the conduct of the Company or any Group Company in relation to any retirement benefits scheme (as defined in section 611 of the Income and Corporation Taxes Act 1988) of which you are or claim to be a member including, without limitation, the payment of contributions to, the accrual of benefits under, or the exercise of any powers or discretion in relation to such a scheme;

6.1.23in respect of which a Conciliation Officer is authorised to act;

6.1.24under European Union law; or

6.1.25any other statutory claim or claim for breach of statutory duty.

6.2For the purposes of clause 6.1 above, "claim" includes (without limitation):

6.2.1any claim of which, at the date of this Agreement, neither the Company nor you is aware; and

6.2.2any claim of which, at the date of this Agreement, you are aware but neither the Company nor any Group Company nor any of its or their consultants, directors, employees, officers, shareholders or workers is aware.

6.3For the purposes of clause 6.1 above, "claim" excludes any claim:

6.3.1to enforce this Agreement (which, for the avoidance of doubt, includes without limitation your rights pursuant to clause 2 above);

6.3.2in respect of pension rights accrued up to the Termination Date under any occupational pension scheme (as defined in the Pension Schemes Act 1993) operated by the Company or any Group Company and of which you are a member ("Pension Rights"); and/or

6.3.3brought in a County Court or the High Court, in respect of any personal injury of which you are not aware and could not reasonably have been aware at the time of signing this Agreement.

6.4You undertake and warrant that, to the best of your knowledge, information and belief, after due and careful enquiry, you are not aware of any circumstances that might give rise to a personal injury claim (nor to a claim in respect of Pension Rights) against the Company or any Group Company.

6.5Subject to clause 2.5 above, you agree that, except for the payments and benefits provided for in this Agreement you will not be eligible for any further payment from the Company or any Group Company relating to your employment or its termination and without limitation to the generality of the foregoing, you expressly waive any right or claim that you have or may have to payment of bonuses, any benefit or award programme or grant of equity interest, or to any other benefit, payment or award you may have received had your employment not terminated.

6.6You represent, warrant and undertake that:

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6.6.1you have received advice from Richard Bray ("the Adviser") as to the terms and effect of this Agreement and in particular its effect on your ability to pursue your rights or complaint before an employment tribunal or other court;

6.6.2the Adviser has confirmed to you that they are a solicitor of the Senior Courts of England and Wales holding a current practising certificate and that there was in force, at the time you received the advice referred to above, a contract of insurance, or an indemnity to provide for members of a profession or professional body, covering the risk of a claim by you in respect of loss arising in consequence of or from that advice;

6.6.3you have not presented or brought and will not present or bring any complaint, proceedings, action or claim before any court, employment tribunal or other judicial body in England or any other jurisdiction in connection with, relating to or arising out of your employment and/or its termination and nor has nor will anyone acting on your behalf;

6.6.4the Adviser has advised you as to whether you have any claim of any kind arising out of or in connection with your employment by the Company or any Group Company or the termination of any such employment and, to the extent that you have or may have any such claims, these have been asserted or intimated to the Company by you or the Adviser on your behalf prior to the date of this Agreement and this Agreement and the waiver and release in clause 6.1 above expressly relate to each and every one of those claims;

6.6.5except for those claims asserted as indicated in clause 6.6.4 above and as provided in clause 6.3 above, you have no other complaints or claims of any nature against the Company or any Group Company or any of its or their former or existing directors, officers, consultants, employees, agents, workers or shareholders;

6.6.6you have not withheld or failed to disclose any material fact concerning any material failure by you in the performance of your duties for the Company and any Group Company;

6.6.7you have not committed any breach of any duty (including fiduciary duty) owed by you to the Company or any Group Company nor a breach of your contract of employment that would entitle the Company to terminate your employment without notice; and

6.6.8as at the date of the First Signing of this Agreement, you have not agreed to accept, accepted or received nor has it been indicated to you that you might receive an offer of alternative employment, engagement or consultancy.

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6.7You accept that the Company (on behalf of itself and its Group Companies) is entering into this Agreement in reliance upon the representations, warranties and undertakings provided by you in this Agreement.

6.8You agree that the conditions regulating settlement and compromise agreements contained in the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Employment Rights Act 1996, the National Minimum Wage Act 1998, the Working Time Regulations 1998, the Transnational Information and Consultation of Employee Regulations 1999, the Employment Relations Act 1999, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003, the Information and Consultation of Employees Regulations 2004, the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendments) Regulations 2006 and the Employment Equality (Age) Regulations 2006 are intended to be and have been satisfied. You agree that this is a qualifying settlement contract under the Equality Act 2010 and that the conditions in Section 147(3)(c) and (d) Equality Act 2010 are met.

6.9You undertake to repay the payments set out at clause 2 above plus the value of any income tax and national insurance contributions deducted and paid by the Company to the Company in full immediately upon demand in the event that you or anyone authorised to act on your behalf institutes any action, claim or proceedings in the employment tribunal or any other court against the Company, any Group Company or any of its or their officers, employees or agents in respect of any matters that are the subject of clause 6.1 above or if you assert or anyone authorised to act on your behalf asserts that this Agreement is not a valid settlement agreement or a qualifying settlement contract or if it is so adjudged by any court or tribunal or you are in breach of any material provision of this Agreement. Such repayment will be recoverable by the Company as a debt, together with all costs (including legal costs) incurred by the Company in recovering the sum and/or in relation to such proceedings. The amount of any such repayment will be taken into account in assessing any loss for which you might otherwise be liable pursuant to the terms of this Agreement.

6.10If you are found by a court of competent jurisdiction (at first instance) to have breached any material provision of this Agreement you agree to indemnify the Company and any Group Company for any losses suffered as a result thereof, including all reasonable professional fees incurred. The Company's right to repayment of the sums in accordance with this Agreement will be without prejudice to its rights at common law.

6.11It is a material condition of this Agreement and the payment of the sums set out in clause 2 above that (a) this Agreement is signed by you; and (b) the letter in the form set out in Schedule 1 is signed by the Adviser (as defined below) in each case both on the First Signing Date and on the Second Signing Date. Further it is a material condition of this Agreement that additional statutory claims, if any, that arise in relation to you in the period between the First Signing Date and the Second Signing Date are included in clause 6.1 above by way of Schedule 3.

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6.12If you commit (a) a breach of your obligations pursuant to the Service Agreement which would entitle the Company to terminate your employment and the Service Agreement for Cause pursuant to terms of clauses 11.1.1 to 11.1.5 (inclusive), 11.1.8 or 11.1.9 of the Service Agreement or (b) a material breach of your obligations pursuant to any plan or agreement referenced in clause 2.5 above or (c) a material breach of this Agreement in the period between the First Signing Date and the Second Signing Date, then the Company (or any Group Company) will not be bound by this Agreement and will not be obliged to make the payments at clause 2 above or provide any of the other benefits set out in this Agreement.

6.13The Company confirms that it is not aware of any claims or rights of action that it has against you (the "Company Aware Claims"). However, to the extent that there are Company Aware Claims, it is agreed that the Company Aware Claims are hereby waived by the Company.

7.Reference and Other Matters

7.1It is a condition of this Agreement that you obtain legal advice as to the terms and effect of this Agreement from the Adviser and that the Adviser signs the acknowledgment at Schedule 1.

7.2Upon receipt of a written request from a prospective employer, the Company will provide a reference relating to your employment with the Company.

8.General

8.1Subject to clause 2.5 above, this Agreement sets out the entire agreement and understanding between you and the Company and any Group Company and supersedes any prior agreement between the parties relating to the subject matter of this Agreement. You acknowledge and agree that in entering into this Agreement no reliance is placed upon, and no remedy will be available in respect of, any statement, representation, warranty, understanding, promise or assurance (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement. Nothing in this clause will operate to limit or exclude any liability for fraud.

8.2The failure to exercise or any delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. A waiver of a breach of any of the terms of this Agreement or a default under this Agreement does not constitute a waiver of any other breach or default and will not affect the other terms of this Agreement and will not prevent a party from subsequently requiring compliance with the waived obligation.

8.3The rights and remedies provided by this Agreement are cumulative and (subject as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law. In addition, the Company, any Group Company and any of its or their directors, officers, shareholders, consultants, agents, workers and employees may enforce the terms of this Agreement and the Contracts (Rights of Third Parties) Act 1999 will apply accordingly except that the consent of such Group Companies, directors, officers, shareholders, consultants, agents, workers and employees will not be required to vary or rescind the terms of this Agreement.

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8.4Unless otherwise stated, in this Agreement "Group Company" means any holding company of the Company and any subsidiary of the Company or of any such holding company (where "holding company" and "subsidiary" have the meanings attributed to them in section 1159 Companies Act 2006).

8.5The validity, construction and performance of the terms set out in this Agreement will be governed by and construed in accordance with English law. Each of the parties irrevocably submits to the exclusive jurisdiction of the courts of England.

8.6This Agreement, although marked "without prejudice/subject to contract", will upon signature by you and the Company and upon the Adviser signing the acknowledgment in Schedule 1 be treated (subject to clause 4.1 above) as an open document evidencing an agreement binding on you and the Company.

8.7This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which will be an original but all of which together will constitute one and the same instrument. This Agreement is not effective until each party has executed at least one counterpart and it has been received by the other party (transmission by fax being acceptable for this purpose).

Please confirm your agreement to the terms set out in this Agreement by signing, dating and returning it to the Company. Please note that it is a condition of this Agreement that the Adviser signs the acknowledgment at Schedule 1.

Yours sincerely
Duly authorised for and on behalf of the Company

I have read and understood and agree to the terms of this Agreement.

Max Lousada Date
(First Signing Date)

Max Lousada    Date
(Second Signing Date)

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Adviser’s Acknowledgment

I, Richard Bray of Bray & Krais (of Suites 9 & 10, Fulham Business Exchange, The Boulevard, Imperial Wharf, London SW6 2TL), confirm that I have given independent legal advice to Max Lousada of 86 Aberdeen Park, London, N5 2BE ("Employee") as to the terms and effect of this Agreement and in particular its effect on the Employee’s ability to pursue the Employee’s rights before an employment tribunal.

I confirm that I am a solicitor of the Senior Courts of England and Wales holding a current practising certificate and that I am neither employed by nor acting for Warner Music International Service Limited, nor acting in this matter for any Group Company. I confirm that there is, and was at the time I gave the advice referred to above, in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of any loss arising in consequence of or from the advice referred to above.

23 August 2024
Signed    ……………………… Dated    ………………………… (First Signing Date)

Signed    ……………………… Dated    ………………………… (Second Signing Date)

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SCHEDULE 2 LETTER OF RESIGNATION

PRIVATE AND CONFIDENTIAL

To the Directors of:- Alternative Distribution Alliance (ADA); Artist Arena LLC; Asylum Worldwide LLC; Atlantic Recording Corporation, East West Records LLC; Insound Acquisition Inc; Rep Sales Inc; Upped.com LLC; Warner Music Distribution LLC; Warner Music Group Corp; Warner Music Inc; Warner Elektra-Atlantic Corporation; WEA Inc; WMG Acquisition Corp; WMG Holdings Corp; TenThousand Projects Holdings LLC

Dear Sirs

I hereby resign as an officer or director of the above Group Companies of the Warner Music Group. My resignation is to be effective on 1 October 2024. I confirm that I have no claim of any nature against the above Group Companies in respect of my officerships or directorships or their termination.

Yours faithfully
Max Lousada

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SCHEDULE 3
Additional Claims

There are no additional claims to be included under clause 6.1.

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